Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL

                            August 22, 2003

Delta Air Lines, Inc.

Hartsfield Atlanta International Airport

Atlanta, Georgia 30320

Ladies and Gentlemen:

We have acted as counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Delta Air Lines, Inc. (the “Company”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale from time to time of (i) up to $350,000,000 aggregate principal amount of the Company’s 8.00% Convertible Senior Notes due 2023 (the “Debt Securities”) issued pursuant to the Indenture dated as of June 2, 2003 (the “Indenture”) between the Company and The Bank of New York Trust Company of Florida, N.A., as trustee, and (ii) such indeterminate number of shares of the Company’s common stock, par value $1.50 per share (the “Common Stock”), as may be issuable upon conversion of the Debt Securities. The Debt Securities and the Common Stock are collectively referred to herein as the “Securities.” The Securities are to be offered and sold from time to time by certain securityholders of the Company. Capitalized terms used herein but not defined have the same meanings as provided in the Registration Statement.

We have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based on the foregoing, we are of the opinion that:

1. The Debt Securities have been duly authorized by the Company, are valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity, and are entitled to the benefits of the Indenture.

2. The shares of Common Stock reserved for issuance upon conversion of the Debt Securities have been duly authorized and reserved, and, when issued upon conversion of the Debt Securities in accordance with the terms of the Debt Securities and the Indenture, will be validly issued, fully paid and non-assessable, and the issuance of the shares of Common Stock will not be subject to any preemptive or, to our knowledge, other similar rights.

In addition, the statements in the prospectus which forms a part of the Registration Statement under the heading “Certain U.S. Federal Income Tax Consequences” insofar as they purport to constitute summaries of matters of U.S. federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption “Validity of the Securities” in the prospectus which forms a part of the Registration Statement, without admitting that we are experts within the meaning of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell